Exhibit 3.1

AMENDMENT NUMBER ONE

TO

ARTICLES OF AMENDMENT AND RESTATEMENT

ASHFORD HOSPITALITY PRIME, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, DOES HEREBY CERTIFY to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article VII, Section 2 of the Articles of Amendment and Restatement of the Corporation is amended to read in its entirety as follows (the “Amendment”):

Section 2.    ELECTION OF DIRECTORS.    A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that nominee’s election); provided however, that in the case of a contested election, directors shall be elected by a plurality of the votes cast (in which case stockholders shall not be permitted to cast votes against the election of directors). In the election of directors, each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted. For purposes of this Article VII, a “contested election” shall mean any election of directors with respect to which (i) the Corporation receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements set forth in the Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the date the Corporation first mails its notice of meeting for such meeting to the stockholders, and, as a result of which, there are more nominees than directorships.

SECOND: The foregoing Amendment has been advised by the Board of Directors and approved by the stockholders of the Corporation.

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IN WITNESS WHEREOF, on this 7th day of  December, 2017, the Corporation has caused this Amendment to the Articles of Amendment and Restatement of the Corporation to be executed and acknowledged in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary; and the Chief Financial Officer acknowledges that these Articles of Amendment of Articles of Incorporation are the act of the Corporation, and the Chief Financial Officer further acknowledges that, as to all matters or facts set forth herein that are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ASHFORD HOSPITALITY PRIME, INC.

		By:	/s/ Deric S. Eubanks
Deric S. Eubanks,
Chief Financial Officer
ATTEST:

By:	/s/ David A. Brooks
David A. Brooks,
Secretary